Transamerica Financial Life Insurance Company

Home Office: [Harrison, NY] Administrative Office:
[4333 Edgewood Rd NE] [Cedar Rapids, IA 52499] [(800) 322-7353]

(Referred to as the Company, we, our or us) Policy Number: [0123456789] Initial Face Amount:  $[100,000]

Policy Date:                               [FEBRUARY 1, 2013]
Insured:                         [John Doe]

Owner:                         [John Doe]

We  will  pay  the  death  benefit  to the  Beneficiary  if  the  Insured  dies while  this policy  is In Force.   All payments are subject to the provisions of this policy.

THE AMOUNT OF THE DEATH BENEFIT AND THE DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY  INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS IN THE SEPARATE ACCOUNT AND ON THE DEATH BENEFIT OPTION SELECTED. THE METHOD FOR DETERMINING THE AMOUNT OF THE DEATH BENEFIT IS DESCRIBED  IN THE DEATH BENEFIT PROVISIONS. THE MINIMUM  DEATH BENEFIT WILL BE AT LEAST EQUAL TO  THE INITIAL  FACE AMOUNT  AT  THE DATE OF ISSUE IF THERE HAVE  BEEN NO  FACE AMOUNT DECREASES OR WITHDRAWALS AND THERE ARE NO OUTSTANDING POLICY LOANS.

POLICY VALUES WILL  INCREASE OR DECREASE IN  ACCORDANCE WITH  THE POLICY VALUES PROVISIONS  AND   THE  INVESTMENT   EXPERIENCE OF  THE  SUBACCOUNTS  IN   THE  SEPARATE ACCOUNT.   SUBJECT TO ANY MINIMUM  GUARANTEES, POLICY VALUES ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

Signed for the Company at [Cedar Rapids, Iowa] on the Date of Issue.

/s/Craig D. Vermie                                                                      /s/Peter G. Krunkel
[Secretary]                                                                                     [President]

10 DAY RIGHT TO CANCEL - You may cancel this policy by delivering or mailing a Written Request to us or  to  the  agent  from  whom  it was  purchased.    You  must  return  the  policy  to  us or the  agent  before midnight  of the  10th day  after  the  day  you  receive  it (or  such  longer  period  as may  be  required  by applicable  law  in the  state  where  the  policy  is delivered  or issued for  delivery).    Your Written Request given by mail and return of the  policy  by mail are effective on being postmarked,  properly addressed and postage  prepaid.   We must  return  all payments  made for this policy,  including  any fees  or charges, and less any Loan Balance and withdrawals, within  30  days after  we  receive notice  of cancellation  and the returned policy.

If you are terminating  or borrowing  from another  life insurance  policy  owned  by you in connection  with your  purchase of this policy,  then this policy  may be considered a replacement  policy.   If this policy  is a replacement policy,  your right to cancel is extended to midnight of the 30th day after the day you receive it (or such longer period as may be required by applicable law in the state where the policy is delivered or issued for delivery).

100.   THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE BEYOND AGE 100  AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. CONSULT YOUR TAX ADVISOR REGARDING ANY POSSIBLE TAX CONSEQUENCES.

This policy is a legal contract between you and the Company.

READ YOUR POLICY CAREFULLY GUIDE TO POLICY PROVISIONS

Allocation of Net Premium	14
Assignment of the Policy	6
Basic Interest Account	16
Beneficiary	7
Charges	18-19
Death Benefit	7-9
Definitions	4-6
General Provisions	22-24
Grace Period	11-12
Illustrations	7
Incontestability	23
Lapse and Reinstatement	11-13
Misstatement of Age or Sex	22
Nonforfeiture Options	21-22
Ownership	6-7
Payment of Death Benefit	9-10
Policy Data	3
Policy Loans	19-20
Policy Statements	6-7
Policy Values	14-16
Premiums	10-11
Separate Account	16-18
Settlement Provisions	24
Suicide	23
Tax Qualification	9
Termination of Insurance	24
Transfers	15-16
Withdrawals	20-21

POLICY DATA
Policy Number: Insured:	[0123456789] [JOHN DOE]
Owner:	[JOHN DOE]
Initial Face Amount:	$[100,000]	Policy Date:	[FEBRUARY 1, 2014]
Minimum Face Amount:	$[100,000]	Date of Issue:	[FEBRUARY 1, 2014]
Age of Insured:	[35]	Reallocation Date:	[FEBRUARY 11, 2014]
Death Benefit Option:	[LEVEL]	Sex of Insured:	[MALE]
Class of Risk:	[STANDARD NON-SMOKER]

                                                                        PREMIUMS

Planned Premium:	$[1,300.00]	No Lapse Ending Date:	[FEBRUARY 1, 20234
Initial Premium: Payment Frequency:	$[1,300.00] [ANNUALLY]	Minimum Monthly No Lapse Premium:	$[85.24]

MONTHLY DEDUCTION AND RIDER INFORMATION

Coverage Description		*First Monthly Deduction / Charge

Basic Policy Amount	$[100,000.00]	$[62.57]
Payable to Age 121

[Accidental Death Benefit Rider] Amount	$[ 10,000.00]	$[1.00]
Payable to Age 70

[Disability Waiver Of Premium Rider] Monthly Waiver of Premium Benefit	$[ 108.00]	$[5.05]
Payable to Age 65

[Base Insured Rider] Amount	$[100,000.00]	$[2.44]
Payable to Age 100

POLICY DATA

Policy Number:                                              [0123456789]

Insured:                                              [JOHN DOE]

Owner:                                              [JOHN DOE]

MONTHLY DEDUCTION AND RIDER INFORMATION - CONTINUED

Coverage Description		*First Monthly Deduction / Charge
[Additional Insured Rider]
Additional Insured:	[JANE DOE]	$[29.70]
Issue Age:	[35]
Sex:	[FEMALE]
Class Of Risk:	[STANDARD NON-SMOKER]
Amount	$[100,000.00]
Payable to the earlier of the Additional Insured’s
Age 100 or the Insured’s Age 121

[Children’s Benefit Rider]		$[5.00]
Amount	$[10,000.00]
Payable to the Insured’s Age 65

Notes and Footnotes

Additional  interest  amounts  are not guaranteed and the company  has the right  to change the amount  of interest credited  to the  policy  and the  amount  of Cost of Insurance or other expense charges deducted under the policy, which  may  require  more  premium  to be paid than  was  illustrated  or the  Policy Values may be less than  those illustrated.

The Planned Premium may not provide coverage until the Policy Anniversary at Age 121, even if you pay this amount as scheduled.  The period  during  which  coverage  remains In Force will  be affected by:  changes in the Face Amount;  changes in the  Death  Benefit  Option;  changes in interest  credits  and/or  the  Monthly  Deductions; withdrawals; loans; and monthly  charges for any riders.

An additional lump sum payment may be required to keep this policy in force after the No Lapse Ending Date. You should contact us to obtain additional information.  The tax status of this policy may change.  We urge you to consult your personal tax advisor each year regarding matters of possible taxation.

*The charges in the First Monthly Deduction/Charge column are only applicable for the first Monthly Deduction taken on the Policy Date. For Monthly Deductions taken after the Policy Date, please refer to the policy and Rider forms.

POLICY DATA

Policy Number:                     [0123456789]
Insured:                                  [JOHN DOE]

Owner:                                  [JOHN DOE]

ACCOUNT OPTIONS

Separate Account:                                                                          [TFLIC SERIES LIFE ACCOUNT]

Reallocation Account:                                                                          [BASIC INTEREST ACCOUNT]

Basic Interest Account Value Limit:                                                                          $[250,000.00]

Basic Interest Account Guaranteed Minimum

Annual Interest Rate:                                                                    2%

CHARGES

Premium Expense Charge Guaranteed

Maximum:                                                                       [5.00%]

Monthly Policy Fee Guaranteed Maximum:                                                                                   $15.00

Policy Monthly Expense Charge Per Thousand

Guaranteed Maximum:                                                                       $[0.48] FOR [3] YEARS

Mortality And Expense Risk Charge Factor

Guaranteed Maximum:                                                                       0.60% (ANNUALLY)

[Additional Insured Monthly Expense Charge Per

Thousand Guaranteed Maximum For:]

[Jane Doe]:                                                                                                $[0.28] FOR 4 YEARS

Surrender Charges Per $1,000 Of Initial Face Amount

Surrender Charge Period: [15] Years

Policy Year*	Surrender Charge Per $1,000	Policy Year*	Surrender Charge Per $1,000
1	$[11.36]	9	$[11.36]
2	[11.36]	10	[11.36]
3	[11.36]	11[+]	[9.09]
4	[11.36]	[12][+]	[6.82]
5	[11.36]	[13][+]	[4.55]
6	[11.36]	[14][+]	[2.27]
7	[11.36]	[15][+]	[0.00]
8	[11.36]

*The Surrender Charge shown is as of the last day of each Policy Year. The Surrender Charge on any date other than the last day of a Policy Year will be pro-rated between the two end of year charges. The Surrender Charge for Policy Year 1 applies to the entire Policy Year.  The Surrender Charge becomes zero at  the  end  of the Surrender Charge Period, immediately  after the monthly processing. An increase in Face Amount  will start a new additional layer of Surrender Charges from the date of the increase.

POLICY DATA

Policy Number:                      [0123456789]
Insured:                                  [JOHN DOE]

Owner:                                  [JOHN DOE]

POLICY LOANS

Loan Reserve Interest Rate Credited:                                                                               2.00%

Loan Interest Rates Charged

Standard Guaranteed Maximum:                                                                    3.00%

Preferred Guaranteed Maximum:                                                                    2.25%

WITHDRAWALS

Withdrawal Processing Fee:                                                                               The lesser of 2% of the amount withdrawn or $25.00

POLICY DATA

Policy
Number:                          [0123456789]
Insured:                          [JOHN DOE]

Owner:                          [JOHN DOE]

DEATH BENEFIT FACTORS

The Death Benefit Factor is a factor based on the Insured’s Age at the beginning of the Policy Year and is used in calculating the death benefit as shown in the Amount of the Death Benefit section of the Death Benefit Provisions. The Death Benefit Factor for ages 100 and higher is 1.010.

Life Insurance Compliance Test:                                                               [Cash Value Accumulation Test]

Age [35]	Death Benefit Factor [4.931]	Age [68]	Death Benefit Factor [1.738]
[36]	[4.761]	[69]	[1.695]
[37]	[4.597]	[70]	[1.654]
[38]	[4.439]	[71]	[1.615]
[39]	[4.287]	[72]	[1.577]
[40]	[4.140]	[73]	[1.542]
[41]	[3.999]	[74]	[1.508]
[42]	[3.863]	[75]	[1.476]
[43]	[3.732]	[76]	[1.446]
[44]	[3.607]	[77]	[1.417]
[45]	[3.486]	[78]	[1.389]
[46]	[3.371]	[79]	[1.363]
[47]	[3.261]	[80]	[1.339]
[48]	[3.155]	[81]	[1.316]
[49]	[3.052]	[82]	[1.295]
[50]	[2.953]	[83]	[1.275]
[51]	[2.857]	[84]	[1.256]
[52]	[2.765]	[85]	[1.238]
[53]	[2.677]	[86]	[1.222]
[54]	[2.592]	[87]	[1.207]
[55]	[2.512]	[88]	[1.193]
[56]	[2.435]	[89]	[1.180]
[57]	[2.361]	[90]	[1.168]
[58]	[2.291]	[91]	[1.156]
[59]	[2.223]	[92]	[1.145]
[60]	[2.158]	[93]	[1.134]
[61]	[2.096]	[94]	[1.122]
[62]	[2.037]	[95]	[1.110]
[63]	[1.981]	[96]	[1.096]
[64]	[1.927]	[97]	[1.080]
[65]	[1.877]	[98]	[1.060]
[66]	[1.828]	[99]	[1.034]
[67]	[1.782]	[100]	[1.010]

Policy Data

Policy Number:               [0123456789]

Insured:                            [JOHN DOE]

Owner:                            [JOHN DOE]

NET SINGLE PREMIUM FOR RIDERS

The Net Single Premium for Riders is based on the Insured's sex, Class of Risk, Rider amount and Insured’s Age at the beginning of the Policy Year for Riders that are Qualified Additional Benefits under section 7702 of the Internal Revenue Code.  The Net Single Premium is used in calculating the death benefit as shown in the Amount of the Death Benefit section of the Death Benefit Provisions.

Insured’s Age [35]	Net Single Premium ($) [10,650.35]	Insured’s Age [67]	Net Single Premium ($) [23,273.79]
[36]	[10,922.13]	[68]	[23,931.52]
[37]	[11,200.91]	[69]	[24,606.56]
[38]	[11,486.81]	[70]	[25,297.81]
[39]	[11,779.48]	[71]	[26,032.78]
[40]	[12,079.05]	[72]	[26,789.68]
[41]	[12,384.56]	[73]	[27,582.42]
[42]	[12,695.91]	[74]	[28,414.66]
[43]	[13,013.30]	[75]	[30,206.01]
[44]	[13,337.73]	[76]	[31,176.42]
[45]	[13,667.38]	[77]	[32,218.87]
[46]	[14,006.65]	[78]	[33,357.00]
[47]	[14,352.22]	[79]	[34,630.18]
[48]	[14,703.95]	[80]	[35,955.02]
[49]	[15,059.36]	[81]	[37,276.57]
[50]	[15,417.61]	[82]	[38,552.50]
[51]	[15,777.03]	[83]	[20,945.39]
[52]	[16,137.48]	[84]	[39,799.16]
[53]	[16,498.61]	[85]	[40,997.19]
[54]	[16,860.40]	[86]	[42,009.48]
[55]	[17,223.93]	[87]	[42,985.04]
[56]	[17,610.68]	[88]	[43,835.69]
[57]	[17,999.08]	[89]	[44,625.33]
[58]	[18,391.11]	[90]	[45,339.21]
[59]	[18,783.52]	[91]	[45,651.59]
[60]	[19,179.75]	[92]	[46,345.80]
[61]	[19,716.24]	[93]	[47,091.57]
[62]	[20,262.95]	[94]	[47,484.57]
[63]	[20,825.36]	[95]	[47,117.57]
[64]	[21,407.70]	[96]	[44,410.80]
[65]	[22,010.53]	[97]	[39,217.77]
[66]	[22,634.20]	[98]	[30,419.94]
		[99]	[18,324.98]

POLICY DATA

Policy Number:                    [0123456789]
Insured:                                 [JOHN DOE]

Owner:                                 [JOHN DOE]

           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

Guaranteed Rate Basis for Initial Face Amount on Basic Policy
Commissioners 2001 Standard Ordinary Tobacco or Non-Tobacco Mortality Table

Insured: Sex of Insured: Class of Risk:	[JOHN DOE] [Male] [Standard Non-Smoker]
Insured’s Age	Monthly Rate	Insured’s Age	Monthly Rate
[35] [36] [37] [38] [39] [40] [41] [42] [43] [44] [45] [46] [47] [48] [49] [50] [51] [52] [53] [54] [55] [56] [57] [58] [59] [60] [61] [62] [63] [64] [65] [66] [67] [68] [69] [70] [71] [72]
[0.09083]
[0.09583]
[0.10000]
[0.10750]
[0.11416]
[0.12166]
[0.13166]
[0.14416]
[0.15833]
[0.17500]
[0.19416]
[0.21250]
[0.23250]
[0.24416]
[0.25750]
[0.27666]
[0.29916]
[0.33000]
[0.36333]
[0.40583]
[0.45833]
[0.51166]
[0.56916]
[0.61833]
[0.67500]
[0.74333]
[0.82666]
[0.92833]
[1.04250]
[1.16250]
[1.28916]
[1.41750]
[1.54750]
[1.68750]
[1.83250]
[2.00833]
[2.20500]
[2.46333]
[73] [74] [75] [76] [77] [78] [79] [80] [81] [82] [83] [84] [85] [86] [87] [88] [89] [90] [91] [92] [93] [94] [95] [96] [97] [98] [99] [100] [101] [102] [103] [104] [105] [106] [107] [108] [109] [110]
[2.73583]
[3.02250]
[3.33583]
[3.67750]
[4.07416]
[4.53750]
[5.07250]
[5.65583]
[6.32000]
[7.01166]
[7.75750]
[8.58333]
[9.50583]
[10.52833]
[11.64500]
[12.84166]
[14.10416]
[15.42166]
[16.66083]
[17.95250]
[19.31500]
[20.75416]
[22.26583]
[23.64916]
[25.12416]
[26.69833]
[28.37833]
[30.17500]
[31.60083]
[33.12000]
[34.73666]
[36.45666]
 [38.26083]
[40.17916]
[42.21833]
[44.38583]
[46.68833]
[49.13250]

POLICY DATA

Policy Number:                   [0123456789]
Insured:                                [JOHN DOE]

Owner:                                [JOHN DOE]

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 -
                                                                        CONTINUED

Guaranteed Rate Basis for Initial Face Amount on Basic Policy
Commissioners 2001 Standard Ordinary Tobacco or Non-Tobacco Mortality Table

Insured’s Age [111]	Monthly Rate [51.72833]	Insured’s Age [117]	Monthly Rate [71.00416]
[112]	[54.48333]	[118]	[74.93500]
[113]	[57.40916]	[119]	[79.10166]
[114]	[60.51250]	[120]	[83.33333]
[115]	[63.80583]	[121]	[00.00000]
[116]	[67.29916]

POLICY DATA

Policy Number:                         [0123456789]
Insured:                                      [JOHN DOE]

Owner:                                      [JOHN DOE]

 TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

Guaranteed Rate Basis for Initial Face Amount on Base Insured Rider
Commissioners 2001  Standard Ordinary Tobacco or Non-Tobacco Mortality Table

Insured:                                  [JOHN DOE]
Sex of Insured:                                 [Male]
Class of Risk:                                 [Standard Non-Smoker]

Insured’s Age                                    Monthly Rate                                                Insured’s Age                                      Monthly Rate

[35]	[0.09083]	[73]	[2.73583]
[36]	[0.09583]	[74]	[3.02250]
[37]	[0.10000]	[75]	[3.33583]
[38]	[0.10750]	[76]	[3.67750]
[39]	[0.11416]	[77]	[4.07416]
[40]	[0.12166]	[78]	[4.53750]
[41]	[0.13166]	[79]	[5.07250]
[42]	[0.14416]	[80]	[5.65583]
[43]	[0.15833]	[81]	[6.32000]
[44]	[0.17500]	[82]	[7.01166]
[45]	[0.19416]	[83]	[7.75750]
[46]	[0.21250]	[84]	[8.58333]
[47]	[0.23250]	[85]	[9.50583]
[48]	[0.24416]	[86]	[10.52833]
[49]	[0.25750]	[87]	[11.64500]
[50]	[0.27666]	[88]	[12.84166]
[51]	[0.29916]	[89]	[14.10416]
[52]	[0.33000]	[90]	[15.42166]
[53]	[0.36333]	[91]	[16.66083]
[54]	[0.40583]	[92]	[17.95250]
[55]	[0.45833]	[93]	[19.31500]
[56]	[0.51166]	[94]	[20.75416]
[57]	[0.56916]	[95]	[22.26583]
[58]	[0.61833]	[96]	[23.64916]
[59]	[0.67500]	[97]	[25.12416]
[60]	[0.74333]	[98]	[26.69833]
[61]	[0.82666]	[99]	[28.37833]
[62]	[0.92833]
[63]	[1.04250]
[64]	[1.16250]
[65]	[1.28916]
[66]	[1.41750]
[67]	[1.54750]
[68]	[1.68750]
[69]	[1.83250]
[70]	[2.00833]
[71]	[2.20500]
[72]	[2.46333]

POLICY DATA

Policy Number:                            [0123456789]
Insured:                                         [JOHN DOE]

Owner:                                         [JOHN DOE]

 TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

Guaranteed Rate Basis for Initial Face Amount on Additional Insured Rider
Commissioners 2001  Standard Ordinary Tobacco or Non-Tobacco Mortality Table

Insured:                                     [JANE DOE]
Sex of Insured:                                    [Female]
Class of Risk:                                    [Standard Non-Smoker]

Insured’s Age                                      Monthly Rate                                               Insured’s Age                                     Monthly Rate

[35]	[0.07416]	[73]	[1.84583]
[36]	[0.07916]	[74]	[2.02333]
[37]	[0.08583]	[75]	[2.22000]
[38]	[0.08916]	[76]	[2.43583]
[39]	[0.09416]	[77]	[2.67333]
[40]	[0.10000]	[78]	[2.93583]
[41]	[0.10583]	[79]	[3.21916]
[42]	[0.11250]	[80]	[3.53583]
[43]	[0.12083]	[81]	[3.96583]
[44]	[0.13083]	[82]	[4.45083]
[45]	[0.14250]	[83]	[4.93416]
[46]	[0.15583]	[84]	[5.46833]
[47]	[0.17250]	[85]	[6.07000]
[48]	[0.19083]	[86]	[6.61583]
[49]	[0.21083]	[87]	[7.43750]
[50]	[0.23416]	[88]	[8.29583]
[51]	[0.26000]	[89]	[9.21083]
[52]	[0.28916]	[90]	[10.05416]
[53]	[0.32083]	[91]	[10.48083]
[54]	[0.35416]	[92]	[11.32000]
[55]	[0.39000]	[93]	[12.56500]
[56]	[0.43166]	[94]	[14.13666]
[57]	[0.47500]	[95]	[16.07666]
[58]	[0.52166]	[96]	[17.91916]
[59]	[0.56833]	[97]	[19.81583]
[60]	[0.61666]	[98]	[20.14083]
[61]	[0.66916]	[99]	[21.22833]
[62]	[0.72666]
[63]	[0.78583]
[64]	[0.85000]
[65]	[0.92083]
[66]	[0.99916]
[67]	[1.08500]
[68]	[1.18083]
[69]	[1.28583]
[70]	[1.40166]
[71]	[1.53500]
[72]	[1.68416]

DEFINITIONS

Account Option	An account to which you may allocate Net Premiums and/or Transfers. The Account Options are the Basic Interest Account and the Subaccounts of the Separate Account.
Administrative Office	Our office that is located at the address indicated on the front page of this policy. Please send any questions regarding this policy to our Administrative Office address.
Age	A person’s age in years on his or her birthday nearest the Policy Anniversary, unless otherwise specified. For purposes of this policy, the Insured’s Age changes on each Policy Anniversary.
Basic Interest Account
An  Account   Option  other  than  the  Subaccounts  of  the  Separate  Account.   The Basic Interest  Account  is part  of  our general account.    The portion  of  the  Policy Value  in  the  Basic  Interest  Account   will  earn  interest  as described  in  the  Basic Interest Account  Provisions.

Beneficiary
A person designated to receive all or a portion  of the death benefit on the death of the Insured.   You may name both a Primary and Contingent  Beneficiary.   A Primary or Contingent  Beneficiary named on the application may be changed as provided in this policy.

Cash Surrender Value	The amount available upon surrender of this policy. The Cash Surrender Value equals the Policy Value less any surrender charge and less any Loan Balance.
Current Interest Rate
The rate  at which  interest  will  be credited  to the  Basic Interest  Account.
Current Interest Rates are declared by us at our discretion.
Different Current Interest Rates may apply to different portions of the
Basic Interest Account.

Date of Issue	The date this policy is prepared in our office. The Date of Issue is shown in the Policy Data. The Date of Issue may or may not be the same as the Policy Date.
Face Amount
An amount used in determining the amount of this policy’s death benefit.   The initial Face Amount is shown in the Policy Data.   The actual amount we pay on the death of the Insured may be affected by tax law requirements and may be adjusted as described in this policy.

Fund
An investment pool registered with the SEC as an investment company under the Investment Company Act of 1940 and made available for the investment of Subaccount assets.   Net Premiums allocated to each Subaccount are invested in a specified Fund.

Good Order
Receipt of instructions in a form acceptable to us.    Such instructions must be sufficiently clear and complete so that we do not need to exercise any discretion in order to complete the requested transaction.   The instructions must generally be in writing, but  we  may  allow  you  to request  certain  transactions  by  telephone  or electronic  means.    We will process transactions as of the end of the Valuation Period during which we receive them in Good Order.

Home Office	Our Home Office is located at the address indicated on the front page of this policy. Please send any questions or correspondence regarding this policy to our Administrative Office address.
In Force	Insurance coverage is in effect and has not terminated.
Insured	The person whose life is insured under this policy. The Insured is identified in the Policy Data.

Lapse	Termination of this policy at the end of a grace period due to insufficient Cash Surrender Value.
Loan Balance	The sum of any unpaid policy loans and loan interest. We will deduct any Loan Balance from any amounts payable by us under this policy.
Loan Reserve
The portion  of  the  Policy  Value  transferred  from the  Account  Options  when  you borrow  from this policy.   The Loan Reserve is valued separately from the Account Options.    The  Loan  Reserve is  part  of  our  general  account.   The  Loan  Reserve Interest Rate Credited is shown in the Policy Data.

Minimum Monthly No Lapse Premium	The amount you must pay to keep the No Lapse Guarantee in effect. This amount is shown in the Policy Data. The Minimum Monthly No Lapse Premium may be changed as provided in this policy.
Monthly Policy Date
The day  of each month  coinciding  with  the  Policy  Date.   If  there  is no day in a calendar  month  that coincides  with the  Policy Date,  the  Monthly  Policy Date  for that month will be the first day of the following month.

Monthly Deduction	A charge we deduct from the Policy Value on each Monthly Policy Date up to the Insured’s Age 121.
Mortality and Expense Risk Charge
A daily charge that  we  deduct  from  each Subaccount  before  determining  the  unit value  of  that Subaccount. The Mortality and Expense Risk Charge is part  of  the compensation  to  us for  services we  render, expenses we  expect  to incur  and the risks we assume.

Net Premium	Any premium you pay minus the Premium Expense Charge.
Policy Anniversary	The same day and month as the Policy Date for each year this policy remains In Force.
Policy Date
The date  coverage  is effective under this policy.    We will  use the  Policy Date  to determine the Monthly  Policy Dates, Policy Months,  Policy Years and Policy Anniversaries.   The Policy Date is shown in the Policy Data.

Policy Month	The one-month period beginning on each Monthly Policy Date.
Policy Value	The sum of the values of the Account Options, plus the amount of the Loan Reserve,if any.
Policy Year	The 12-month period directly preceding a Policy Anniversary.
QualifiedAdditional Benefits	Specific benefits defined as such in Section 7702 of the Internal Revenue Code.
Reallocation Account
The Account  Option  where  we  hold the  Policy Value from the  Date  of  Issue until the Reallocation Date, if the Reallocation Date is after the Date of Issue. The Reallocation Account  is shown in the Policy Data.

Reallocation Date	The date on which the Policy Value is reallocated from the Reallocation Account to the Account Options as elected by you on the application. The Reallocation Date is shown in the Policy Data.
Reinstate	To restore coverage after this policy has Lapsed, in accordance with the Reinstatement provision.
Rider	An attachment to this policy that provides an additional benefit.

SEC	The United States Securities and Exchange Commission.
Subaccount	One of this policy’s Account Options, other than the Basic Interest Account. Each Subaccount invests in the shares of a specified Fund.
Transfer	Movement of part or all of the value of an Account Option to or from another Account Option.
Written Request	A signed request in a form satisfactory to us that is received at our Administrative Office.
Valuation Date
Any  date  on which  we  are required  by  law  to value  the  assets  of  the  Separate Account  or the Subaccounts.   A Valuation Date ends when the New York Stock Exchange closes for the day (usually at 4PM Eastern Time).

Valuation Period	The period commencing at the end of one Valuation Date and continuing to the end of the next succeeding Valuation Date.
You and your
The owner of this policy.   The owner as of the Date of Issue is shown in the Policy Data.  Ownership may  be  transferred  as  provided  in  this  policy.     Following   a transfer of ownership,  you and your will refer to the new owner.

OWNERSHIP

Owner of the Policy
The owner  may  exercise  all rights  under this policy  during  the  Insured’s  lifetime, including the right to transfer ownership  subject to applicable law and regulation.  If ownership  is shared by more than  one person, all such persons must  act together to  exercise  a  right.   Unless  otherwise  specified,  if a  co-owner  dies  during  the Insured’s  lifetime, the  co-owner’s interest  in this policy  will  pass to the  remaining co-owners.      If  the  owner   or  all  co-owners   die  during  the  Insured’s   lifetime, ownership will pass to the contingent  owner, if one has been named; otherwise, ownership  will  pass to the  owner’s estate.   You may change the owner  by filing a Written Request with us.  We will  not be bound by any change of ownership  unless it is made by Written Request. The change will be effective on the date the Written Request  is signed,  subject  to  any payments  made or actions  taken  by us prior  to receipt of the Written  Request.

Assignment of the Policy
You may assign this policy  by filing a Written Request with us.     Unless otherwise specified  by you,  the  assignment  will  then take  effect  on the date the assignment is signed by you, subject to any payments  made or actions taken by us prior to our receipt of the assignment.  We assume no responsibility for the validity  or effect of any  assignment  of  this policy  or  of  any  interest  in it.    Any  death  benefit  which becomes payable to an assignee will  be payable in a single sum and will  be subject to proof of the assignee’s interest  and the extent of the assignment.

Policy Statements	We will send you a statement at least once a year without charge showing the following information about this policy:
	1.	The beginning and ending dates of the current statement period.
	2.	The Policy Value, if any, at the beginning of the current statement period and at the end of the current statement period.
	3.	The amounts that have been credited or debited to the Policy Value during the current statement period, including the type for each.
	4.	The death benefit at the end of the current statement period.

5.	The policy’s Cash Surrender Value, if any, at the end of the current statement period.
6.	The amount of any Loan Balance at the end of the current statement period.
7.	The Monthly Deduction as of the statement date.
8.
If applicable,  a notice  that, assuming guaranteed interest  and guaranteed charges, the  policy’s  Cash Surrender Value will  not maintain  insurance In Force until the end of the next statement period unless further premium payments are made.

9.	A statement as to whether or not the No Lapse Guarantee is in effect.

Illustrations
Upon Written Request at any time  after the  first Policy Year, we will  send you an illustration of this policy’s benefits and values.   There will  be no charge for the first such illustration in a Policy Year.  We reserve the right to charge a $25  fee for any illustration after the first in any Policy Year.

THE BENEFICIARY

Who Receives the Death Benefit
When the  death  benefit  is payable under this policy,  we  will  pay it to the  Primary Beneficiary  named by you  in accordance  with  this  policy.    If  you designate  more than  one Primary Beneficiary,  we  will  pay the  benefits  in equal amounts  to each Primary Beneficiary,  unless you have directed  otherwise. If no Primary Beneficiary has been designated,  or if  the  interest  of  all designated  Primary Beneficiaries  has ended before we make payment of the death benefit, we will pay the death benefit to the Contingent  Beneficiary, if one has been named.  If you designated more than one Contingent  Beneficiary, we will pay the benefits in equal amounts to each Contingent  Beneficiary,  unless  you  have  directed  otherwise. If the  interest  of  all designated   Primary  and  Contingent   Beneficiaries   has  ended  before   we   make payment of the death benefit, we will  pay the death benefit to you.   If you are not living at the time, we will  pay the death benefit to the executor or administrator of your estate.

Unless you specify otherwise, the following will apply:
1.
If  any  Beneficiary   dies  before  the  Insured,  at  the  same  time  as  the Insured, or within  30 days after  the Insured, that  Beneficiary’s interest  in the  death  benefit  will  end,  except  as  to any  death  benefits  we  have already paid to that Beneficiary.

2.	If a Beneficiary is a partnership, we will pay the death benefit to the partnership as it existed when the Insured died.
How to Change a Beneficiary
You may name or change a Primary or Contingent  Beneficiary while  the  Insured is living by sending us a Written Request.  We will  not be bound by any change in the Beneficiary  unless it  is made by Written Request. The change will  be effective on the  date  the  Written Request  is signed,  subject  to any  benefits  we  pay  prior  to receipt of the Written  Request.

A  Beneficiary designated irrevocably may not  be  changed  without  the  written consent of that Beneficiary.

THE DEATH BENEFIT

Amount of the Death Benefit
The Policy Data shows  which  Death Benefit Option (Level, Increasing or Graded) is in effect  as of the  Policy Date.  When the  death benefit  is payable,  we  determine the amount  as of the date of the Insured’s  death. The amount of the death benefit is determined  in accordance  with  the Death Benefit  Option  in effect. This amount may be adjusted as described below.

Level Option	If the Level option is in effect, the death benefit is the Face Amount.
Increasing Option	If the Increasing option is in effect, the death benefit is the Face Amount plus the Policy Value.
Graded Option	If the Graded option is in effect, the death benefit is the greater of:
The Face Amount; or
The Face Amount multiplied by the applicable grading factor below, plus the Policy Value:
	Insured’s Age	Grading Factor
	0 to 70	1.00
	71 to 94	0.04 x (95-Insured’s Age)
	95+	zero

Life Insurance Compliance Test
The death  benefit  determined  above will  be increased if necessary to comply  with the   minimum    death   benefit   requirements    of   the   applicable   Life   Insurance Compliance  test. The Life Insurance Compliance Test applicable to this policy is shown in the Policy Data along with the Death Benefit Factors.

The minimum death benefit required by the Guideline Premium Test is the Death
Benefit Factor for the Insured’s Age multiplied by the Policy Value.

The minimum  death  benefit  required by the  Cash Value Accumulation  Test  is the Death Benefit Factor for the Insured’s Age multiplied by the difference  between  the Policy Value and any applicable Net Single Premium for Riders (which  are Qualified Additional  Benefits), as shown in the Policy Data.

Internal Revenue Code Requirements	The death benefit will also be increased if necessary to maintain the policy’s status as a life insurance contract under Section 7702 of the Internal Revenue Code.
Other Adjustments
Subject  to the  other provisions  of this policy,  the  death benefit  after the  Insured’s Age 121  will  be at least the Policy Value. The amount of the death benefit may be affected by the Misstatement of Age or Sex provision of this policy.

Change of Death Benefit Option
After the third Policy Anniversary and before the Insured’s Age 95, you may make a Written Request to change the Death Benefit Option.  You may change the Death Benefit Option no more than once during any Policy Year.  The change will go into effect on the Monthly Policy Date on or following the date we approve the request. We will adjust the Face Amount so that the death benefit on the effective date of change to a new Death Benefit Option is the same as under the prior Death Benefit Option.  However, no change will be allowed if the resulting Face Amount would be less than the Minimum Face Amount shown in the Policy Data.

Change in Face Amount
The initial Face Amount   for this policy is shown in the Policy Data.    You may request an increase or decrease in the Face Amount by sending a Written Request to our Administrative Office.   However, you may not change the Face Amount more than once during any Policy Year.   Any change in the Face Amount will take effect on the first Monthly Policy Date following our approval of your request.   If you request a change in the Face Amount and if the change is approved by us, we will notify you when the change has been made.

After  the  change,  the  Monthly   Cost  of  Insurance  Rates  and  Monthly   Expense Charge Per Thousand rates  will  be based on the  new  Face Amount  of  this policy. These  rates  may  be  higher  or  lower   than  the  rates  at  which   this  policy  was originally  issued.  In addition, the period for which we charge a Monthly Expense Charge Per Thousand may change.

Increasing the Face Amount
You may request an increase in the Face Amount.   A new application will be required.   The minimum increase is equal to the Minimum Face Amount as shown in the Policy Data.   Any requested increase will be subject to our underwriting requirements as well as to this policy’s Incontestability and Suicide provisions.

The  Face Amount  increase  will  have  its  own  Monthly   Cost  of  Insurance  Rates, Monthly   Expense  Charge  Per Thousand  rates,  and  surrender  charges.    We  will notify   you  of  the  Monthly   Expense  Charge  Per  Thousand  rates  and  surrender charges at the time of the increase in the Face Amount.

Decreasing the Face Amount
You may make a Written Request to decrease the Face Amount after the third Policy Anniversary.    You may not decrease the Face Amount below the Minimum Face Amount shown in the Policy Data.   Reductions in the Face Amount will be applied in the following order:

1.	To the most recent increase in the Face Amount.
2.	To the next most recent increase and then to each preceding increase in the Face Amount.
3.	To the initial Face Amount or the current Face Amount, if less.

We may require a Face Amount  decrease to be at least $25,000.  Until the later of the  end of  the  Surrender Charge Period or the  Policy Anniversary  at the  Insured’s Age 65,  we may limit decreases to no more than 20%  of the Face Amount  prior to the decrease.

No surrender charge is taken when a Face Amount decrease occurs, and the full surrender charge remains in effect until surrender of this policy.

Tax Qualification
This policy is intended to qualify under Section 7702 of the Internal Revenue Code as a life insurance contract for federal tax purposes.   The death benefit under this policy is intended to qualify for the federal income tax exclusion.   The provisions of this policy (including any Rider or endorsement) will be interpreted to ensure tax qualification, regardless of any language in this policy to the contrary.

To  the   extent  that   the   death   benefit   is  increased  to   maintain   this   policy’s qualification  as a life insurance contract, appropriate  adjustments shall be made in any   Monthly   Deductions   and  Policy   Value   as  of   that  time,  retroactively   or otherwise, that are consistent  with such an increase.   Any such increase will not be subject to evidence of insurability. Retroactive adjustments to the Monthly Deduction may be made by deducting them from any death benefit payable. Prospective adjustments will be reflected in the Monthly Deduction.

You   have   chosen   either   the   Guideline   Premium   Test   or   the   Cash   Value
Accumulation Test to qualify this policy as a life insurance contract under Section
7702.  The choice   you made is shown   in the   Policy Data   as Life   Insurance
Compliance Test. This choice may not be changed.

PAYMENT OF THE DEATH BENEFIT

Proof of Death             We will pay any benefit payable because of death when we receive due proof that the Insured’s death occurred while this policy was In Force.   The proof must be sent to us at our Administrative Office.  We will send appropriate forms to the Beneficiary upon request.   Any of our agents will help the Beneficiary fill out the forms without charge.

Adjustments to the Death Benefit
Before paying the death benefit, we will reduce the amount of the payment by any Loan Balance and by any amount necessary to provide insurance to the date of the Insured’s death occurring during a grace period.

If the  Policy  Value  is  negative,  we  will  also  deduct  the  lesser  of  the  amount necessary to raise the  Policy Value to zero or the amount  necessary to ensure the No Lapse Guarantee remains in effect.
We  will  increase  the  amount  of  the  payment  by  any  amount  payable  under  any attached  Rider, subject  to its terms.   We will  also add to the  payment  the  portion of any  Monthly Deduction  we  have  taken  for  the  time  between  the  date  of the Insured’s death and the next Monthly  Policy Date.

We  will  refund  any  premiums  we  receive  after  the  Insured’s  death.    However, except as outlined in the Premium Limitations provision, we will not refund any premiums we receive prior to the Insured’s death regardless of timing or amount of the premiums.

Interest from Date of Death
We  will  pay  interest  on the  death  benefit  under this policy  after we  receive  due proof  of  the  Insured’s  death.   We will pay interest on the death benefit from the date of death to the date of payment.   Interest will be computed daily. The annual interest rate will be the rate paid on proceeds left on deposit with us, and will be at least 1%.

We will  pay additional  interest  at a rate  of 10%  annually,  beginning with the  date that is 31  calendar  days  from the  latest  of  items  1,  2 and 3 below  to the  date payment is made:

1.	The date we receive due proof of the Insured’s death.
2.	The date we receive sufficient information to determine our liability, the extent of our liability and the appropriate payee legally entitled to the death benefit.
3.
The  date  that legal  impediments  to payment  of  the  death  benefit  that depend on the  action  of  parties  other  than  us are resolved and sufficient evidence is provided to us.  Legal impediments include, but are not limited to:

	a.	The establishment of guardianships and conservatorships;
	b.	The appointment and qualification of trustees, executors and administrators; and
	c.	The submission of information required to satisfy state and federal reporting requirements.

If  the  death  benefit  includes  a  refund  of  premiums  received  by  us  after  the Insured’s  death  and we  do not  refund  those  premiums  within 30  days  after we receive due proof  of the Insured’s death, we will  pay interest  on such refund from the  date  of death to the date of payment.   The interest rate will be determined by us, but will never be less than 1%.

PREMIUMS
Premiums
Premiums for this policy are flexible.   Subject to the requirements below, you may pay any amount at any time.  If you do not pay sufficient premiums, this policy will Lapse.

The  initial  Premium  shown  in the  Policy  Data  is payable  on or before  the  Policy Date.   Subsequent premiums should be sent to our Administrative Office or as otherwise instructed by us.  We will give you a receipt if you ask for one.

You  may  pay  premiums  at any  time  while  the  Insured  is living  and prior  to the Insured’s  Age 121.    Each premium must be at least $50 and may not exceed the limits described in the Premium Limitations provision below.

No further premium payments will be accepted after the Insured’s Age 121, except for amounts paid within grace periods that are required to keep this policy In Force.

Planned Premiums	The amount and frequency of the Planned Premiums are shown in the Policy Data.
Premium Limitations	We may refund, on a non-discriminatory basis, any premium payment in excess of the Planned Premiums shown in the Policy Data if the total premium paid during that Policy Year:
1.	Increases the difference between the death benefit and the Policy Value;or
2.	Is more than $20 per $1,000 of Face Amount and more than three times the total of the Monthly Deductions for the last Policy Year.
We may also refund, on a non-discriminatory basis, any premiums that exceed the Planned Premiums shown in the Policy Data by more than $25,000 in any 12- month period.
Excess Premiums
If  the  premiums  paid during  a Policy  Year exceed the  limit on premiums  allowed into  this policy  under Section  7702  of  the  Internal  Revenue Code, and regulations thereunder, for this policy  to qualify  as a life insurance contract for federal income tax purposes,  we  will  withdraw from this policy  the  excess amount  of  premiums paid into  this  policy  (together  with  earnings credited  to  such excess by us).   We will withdraw and refund to you this excess premium (and earnings) within 60 days after the end of that Policy Year.   The excess premiums and earnings will not be refunded to the extent:

1.	They are necessary to continue this policy through the end of that Policy Year; and
2.	The Cash Surrender Value at the end of that Policy Year did not exceed zero.

A premium refund (but not including  any earnings thereon) may also be required as a result of a decrease in the Face Amount  or other change in the benefits or terms of  the  policy  which  may  lower  the  limit  on  premium  amount  allowable  into  this policy for federal income tax purposes.

We will apply any premium refund amount to any Loan Balance before refunding any excess to you.

The amount refundable will not exceed the Cash Surrender Value.    If the entire Cash Surrender Value is refunded, we will treat the transaction as asurrender of this policy for its Cash Surrender Value.

LAPSE AND REINSTATEMENT

Continuation of Insurance
If you stop paying premiums, we will continue this policy at the same Face Amount and with any additional benefits provided by Rider, subject to the Grace Period and No Lapse Guarantee provisions.

The Planned Premium shown in the Policy Data may not provide coverage until the Insured’s Age 121, even if you pay this amount as scheduled. The period for which coverage is continued will be affected by:

	1.	The amount, timing and frequency of premium payments;
	2	Changes in the Face Amount and/or the Death Benefit Option;
	3.	Changes in interest credits and/or the Monthly Deductions;
	4.	Withdrawals;
	5.	Loans;
	6.	Monthly charges for any Riders; and
	7.	Investment experience of the Sub accounts.
Grace Period		On each Monthly Policy Date, we will determine whether the Cash Surrender Value is sufficient to prevent this policy from Lapsing.

1.	Prior to the Insured’s Age 121, the Cash Surrender Value is sufficient if it is more than the total Monthly Deduction due, plus any loan interest due not paid in cash.
2.	Beginning at the Insured’s Age 121, the Cash Surrender Value is sufficient if it is more than any loan interest due that has not been paid in cash.

If the Cash Surrender Value is insufficient, we will allow a 61 day grace period in which you may pay an amount sufficient to prevent this policy from Lapsing.   We will mail a grace period notice to your last known address and to any assignee as shown in our records no more than 30 days after the date on which we determine the insufficiency occurred.   The  notification  will  indicate  the  minimum  payment required  under  the  terms  of  this policy  to keep  it In  Force,  the  date  and place where payment is due, the length of the grace period for payment of such amount and will  state that, unless the minimum  payment due is not timely paid, this policy will  Lapse.  In  no  event  will  the  minimum  payment  required  be  more  than  that required to keep this  policy  In Force for three  months  beginning with the  date  the insufficiency  was   determined. Any  payments   sent   by   U.S.   mail   must   be postmarked  within  the  grace period.    If  the  Insured  dies during  the  grace period before  you have paid the  required amount,  we will  deduct  the  amount  required to provide insurance to the date of the Insured’s death from the death benefit payable under this policy.

This policy will remain In Force during the grace period.   If  the  minimum  amount due is not postmarked  within  the grace period, this policy  will  Lapse at the end of the  61  days and all coverage  under this policy  and any Riders will  terminate.   If there is any Cash Surrender Value remaining at the end of the grace period, we will refund   it   to you,   unless   you   have   elected   the   Reduced Paid-Up Insurance Nonforfeiture Option.

During the grace period, we will not charge interest on the amount due.

No Lapse Guarantee
This policy has a No Lapse Guarantee.   If certain conditions are met, the No Lapse Guarantee will be in effect and this policy will not enter a grace period even if the Cash Surrender Value is insufficient.  The conditions are:

1.	The sum of the premiums that we have accepted (less any Loan Balance and withdrawals) must be greater than or equal to the sum of all Minimum Monthly No Lapse Premiums to that date; and
2.	The No Lapse Ending Date shown in the Policy Data must not have passed.

The  No  Lapse Guarantee  may  not  always  be  in  effect even  though  this policy remains  In  Force,  but  it  can  be  restored  prior  to the  No  Lapse Ending Date  by paying sufficient premiums.

The Minimum Monthly No Lapse Premiums in effect on the Policy Date are shown in the Policy Data, but they may be increased or decreased as explained below.

Whether or not the No Lapse Guarantee is in effect, this policy will not enter a grace period if the Cash Surrender Value is sufficient to pay Monthly Deductions as they come due.

While the No Lapse Guarantee is in effect and preventing this policy from entering a grace period, we will continue to deduct Monthly Deductions as they come due.

Negative Policy Values
As a result  of Monthly  Deductions the Policy Value may become negative during a grace period or prior  to  the  No Lapse Ending Date  shown  in the  Policy Data.   No interest will be credited while the Policy Value is negative.   Any negative values must be repaid by you on the No Lapse Ending Date or this policy will enter the grace period and may Lapse.

Changes to the Minimum Monthly No Lapse Premium
The Minimum Monthly No Lapse Premium will increase when the Face Amount is increased, or when a Rider is added or increased.   It will decrease when the Face Amount is decreased or when a Rider is decreased or discontinued.   We will notify you of the new Minimum Monthly No Lapse Premium.   The No Lapse Ending Date will not be extended for any change to this policy.

Reinstatement
If this policy Lapses, you may Reinstate it as provided in this section.  You may not Reinstate this policy if it has been surrendered for its Cash Surrender Value.   Any Reinstatement must be made during the lifetime of the Insured and within three years from the Lapse date.   Before we Reinstate this policy, we will require all of the following:

	1.	Your Written Request to Reinstate this policy.
	2.	The Insured’s written consent to Reinstatement.
	3.	Evidence of insurability satisfactory to us that the Insured continues to qualify for the same Class of Risk and any substandard rating upon which we based the issuance of this policy.
	4.	Payment of the following:
a.
Prior to the No Lapse Ending Date, the lesser of: (i) the total Minimum Monthly  No Lapse Premiums from the  Policy Date  through  the  Policy Month   of  Lapse;  plus  two Policy  Months  of  Minimum   Monthly   No Lapse  Premiums;   minus   any   premiums   already   paid   net   of  any withdrawals and Loan Balance; or (ii) an amount  sufficient to provide a Net Premium equal to any Monthly  Deductions due at the time of termination; plus two Monthly  Deductions due in advance at the time of  Reinstatement;  plus  an  amount  sufficient to increase  the  Policy Value above the surrender charge.

b.
After the No Lapse Ending Date: an amount sufficient to provide a Net Premium   equal  to  any   Monthly   Deductions   due  at  the   time   of termination; plus two Monthly  Deductions due in advance at the time of  Reinstatement;  plus  an  amount  sufficient to increase  the  Policy Value above the surrender charge.

The date of Reinstatement will be the Monthly Policy Date on or following the date the application for Reinstatement is approved by us, so long as the Insured is still living.   If all the conditions for Reinstatement are satisfied, this policy will be placed In Force again on the following basis:

1.
The Policy Value of the Reinstated policy will be equal to the Policy Value at the time of Lapse; minus any outstanding Loan Balance as of that date; plus the Net Premium you pay at Reinstatement; minus any Monthly Deductions due at the time of Lapse; minus one Monthly Deduction as of the date of Reinstatement.

2.	The surrender charge applicable at Reinstatement will be equal to what it was at Lapse, and the Surrender Charge Period will be extended by the length of time between Lapse and Reinstatement.
3.	The cost of insurance rates will be based on the Insured’s Age at Reinstatement, determined as of the last Policy Anniversary.

4.	The duration of the Monthly Expense Charge Per Thousand will be extended by the length of time between Lapse and Reinstatement.
5.	Any Loan Balance as of the date of termination will not be Reinstated.
6.	Amounts paid at the time of Reinstatement will be applied as new premiums in accordance with your most recent premium allocation instructions.
7.	The No Lapse Guarantee will be available if this policy is Reinstated before the No Lapse Ending Date. The No Lapse Ending Date will not change.
8.	Any Riders may be Reinstated subject to their terms.

POLICY VALUES

Policy Value
The Policy Value is the sum of the values of the Account Options, plus the amount of the Loan Reserve, if any.    The Account Options include the Basic Interest Account and the Subaccounts of the Separate Account.

Net Premiums
A Net Premium is any premium received by us minus the Premium Expense Charge. We  may  increase  or  decrease  the  Premium  Expense Charge,  but  we  will  never charge  more  than  the  Guaranteed  Maximum  Premium  Expense Charge shown  in the  Policy  Data.    Any  change  in  the  Premium  Expense  Charge  will  be  applied uniformly  to  all policies  with  the  same Face Amount,  Age,  sex and Class of  Risk that have been in effect  for the same length of time.

Allocation of Net Premium
Net Premiums will be allocated when we receive them in Good Order.   Any Net Premium received prior to the later of the Policy Date and the Date of Issue will be allocated on the later of such dates.    All Net Premiums received prior to the Reallocation   Date   will   be   allocated   to the   Reallocation   Account.     On   the Reallocation Date (or on the next Valuation Date if the Reallocation Date is not a Valuation Date), the Policy Value in the Reallocation Account  will  be transferred to the  Account  Options  in accordance  with  your  allocation   instructions  as stated  in the application.

Except as otherwise stated above, Net Premiums will be allocated to the Account Options specified by you.   You may change the allocation by sending us a request in a form satisfactory to us.   The allocation change will be effective on the date the request for change is recorded by us.

We may limit any allocation to an Account Option to whole percentages of no less than 1%.

The Subaccounts
The variable benefits under this policy are provided through the Separate Account identified in the Policy Data.   Purchases and redemptions of Subaccount units are made by and through the Separate Account.

Subaccount Value
The assets of each Subaccount are invested in shares of a specified Fund, and the value of each Subaccount varies with its investment results.   The value of a Fund share is based on the  value  of  the  assets  of  the  Fund, determined  at the  end of each Valuation  Period in accordance with  applicable laws.

Subaccount transactions are converted to units for accounting purposes.   At the end of any Valuation Period, the amount of the Policy Value in each Subaccount is equal to the number of Subaccount units attributed to the policy, multiplied by the unit value of that Subaccount.

The number of units that the policy has in each Subaccount is equal to:

	1.	The initial units purchased on the Reallocation Date; plus
	2.	Units purchased at the time additional Net Premiums are allocated to the Subaccount; plus
	3.	Units purchased through transfers from another Subaccount or the Basic Interest Account; plus

	4.	Units purchased due to a loan repayment; minus
	5.	Those units that are redeemed to pay for Monthly Deductions as they are due (if any); minus
	6.	Any units that are redeemed to pay for cash withdrawals and withdrawal fees; minus
	7.	Any units that are redeemed as part of a transfer to another Account Option; minus
	8.	Any units that are redeemed to pay any transfer charges or other fees that were allocated to that Subaccount; minus

9.	Any units that are redeemed as part of a transfer due to a loan; minus
10.	Any units that are redeemed due to any refund of premiums allocated to that Subaccount.
The number of units purchased in or redeemed from a Subaccount  is determined by dividing  the dollar amount  of each purchase or redemption by the unit value of the Subaccount   as  of  the  Valuation  Date  on  which   we  process  the  purchase  or redemption.

Unit Value
In order to attribute investment   results   to the   policy   values, a unit   value is determined for each Subaccount.  The unit value may increase or decrease from one Valuation Date to the next. Unit values also will vary between Subaccounts.  The unit value of any Subaccount at the end of a Valuation Period is equal to:

1.
The total value of the assets held in the Subaccount.  This value is determined by multiplying the number of shares of the designated Fund owned by the Subaccount by the net asset value per share; minus

2.
The Mortality and Expense Risk Charge that has accrued during the Valuation Period.  This charge is equal to the net assets of the Subaccount, multiplied by the Mortality and Expense Risk Charge Factor for the number of days in the Valuation Period.  The maximum annual Mortality and Expense Risk Charge Factor is shown in the Policy Data; minus

3.
The accrued amount of reserve for any taxes or other economic burden resulting from the application of tax laws that are determined by us to be properly attributable to the Subaccount; and the result divided by

	4.	The number of outstanding units in the Subaccount.

Basic Interest Account Value	At the end of any Valuation Period, the Basic Interest Account value is equal to:
	t 1.	The sum of all Net Premiums allocated to the Basic Interest Account; plus
	2.	Any amounts transferred from a Subaccount to the Basic Interest Account; plus
	3.	Any amount transferred from the Loan Reserve to the Basic Interest Account due to a loan repayment; plus
	4.	Total interest credited to the Basic Interest Account; minus
	5.	Any amounts charged to pay for Monthly Deductions as they are due; minus
	6.	Any amounts withdrawn from the Basic Interest Account to pay for cash withdrawals and withdrawal fees; minus
	7.	Any amounts transferred from the Basic Interest Account to a Subaccount; minus
	8.	Any amounts charged to the Basic Interest Account for transfer charges or other fees; minus
	9.	Any amount transferred from the Basic Interest Account to the Loan Reserve due to a loan; minus

	10.	Any refund of premiums allocated to the Basic Interest Account.

Transfers
You  may  transfer  all  or  a  portion  of  the  Policy  Value  in  an Account   Option  to another  Account   Option.    The transfer will take effect   when we receive your request in Good Order.

We may establish rules regarding, among other things, the minimum and maximum amounts you may transfer and the frequency of transfers.

On transfers from the Basic Interest Account to a Subaccount, we may impose the following limitations:

1.	A requirement that a Written Request must be received by us within a specified period after a Policy Anniversary. This period will be no less than 30 days.

2.	A limit on the number of transfers per Policy Year. This limit may be as low as one.
3.	A maximum amount that may be transferred. This maximum will be no less than the greater of:
a. 25% of the amount in the Basic Interest Account; or
b. The amount transferred in the prior Policy Year from the Basic Interest Account
At any time upon Written Request within the first two Policy Years, you may elect to transfer all Subaccount values to the Basic Interest Account without a transfer charge.

Unless we otherwise consent, transfers or allocation  of Net Premiums to the Basic Interest  Account  may  be restricted  if  the  Basic Interest  Account  Value  following the transfer or allocation will  exceed the Basic Interest Account  Value Limit shown in the  Policy Data.   This restriction will  not apply for any transfer made within the first two  Policy  Years  in  order  to transfer  all  Subaccount   Values  to the  Basic Interest Account.

We may charge a $25 fee for each transfer in excess of 12 per Policy Year.  This charge will be deducted from the funds transferred.

We  may  defer  payment  of  any  amounts  from the  Basic Interest  Account  for no longer than six months after we receive such Written  Notice.

BASIC INTEREST ACCOUNT

Basic Interest Account
You may allocate any portion of the Net Premiums to the Basic Interest Account.
The Basic Interest Account   is part of our general account.  Our general account consists of all assets that we own except those in the Separate Account and other separate accounts we may have.   Except as limited by law, we have sole control over investment of the assets in our general account.

Basic Interest Account Interest Rate
Net Premiums allocated to the Basic Interest Account will accrue interest from the Valuation Date on which they are allocated to the Basic Interest Account.  Interest is  credited  at  rates  set  by  us  from  time  to  time. These rates are set at our discretion,  but  will  never  be  lower  than  the  Basic  Interest  Account   Guaranteed Minimum  Annual Interest Rate shown  in the Policy Data.   Interest is credited using the effective annual interest rate method and is compounded daily. Current interest rates are based upon projected investment return. Credited interest is nonforfeiture after the date it is credited, except indirectly due to Surrender Charges.

SEPARATE ACCOUNT

The Separate Account
The Separate  Account  is a separate  investment  account  established  by us under the  laws  of the  state  of New  York  to  invest  Net  Premiums received by us under one or more forms of variable adjustable life insurance.   The assets of the Separate Account  are our property  but  are invested  in the  Subaccounts  in accordance  with the  allocation  instructions  of  the  Separate  Account’s policyholders.    Assets  equal to the reserve and other contractual liabilities under all policies issued in connection with the  Separate  Account  will  not  be charged  with liabilities  arising  out  of  any other business we may conduct. If the assets of the Separate Account  exceed the liabilities  arising  under  the  policies  supported  by  the  Separate  Account, then  the excess may be used to cover  the  liabilities  of our general account.   The assets of the  Separate  Account  will  be valued as often as any policy  benefits  vary,  but  no less frequently  than  monthly. Policy benefits reflect the investment experience of the Separate Account established and maintained by us.

Changes	As permitted by applicable law, we may make changes to the Separate Account and Subaccounts, subject to approval by the Superintendent of Insurance of New York, which may include:

1.
Transferring assets of the Separate Account or any Subaccount, which we determine to be associated with the class of contracts to which this policy belongs, to another separate account or Subaccount.  In the event we make such a transfer,  the  term  “Separate  Account”  or “Subaccount”  as used in this policy  shall  mean  the  separate  account  or  Subaccount  to which  we transfer the assets;

2.	Removing, combining, or adding Subaccounts and making the combined or added Subaccounts available for allocation of Net Premiums;
3.	Closing certain Subaccounts to allocations of new Net Premiums by current or new owners;
4.	Combining the Separate Account or any Subaccounts with one or more different Separate Accounts or Subaccounts;
5.	Establishing additional separate accounts or Subaccounts to invest in new Funds;
6.	Operating the Separate Account as a management investment company;
7.	Managing the Separate Account at the direction of a committee;

8.	Endorsing this policy, as permitted by law, to reflect changes to the Separate Account and Subaccounts as may be required by applicable law;
9.	Changing the investment objective of a Subaccount;
10.	Substituting, adding, or deleting Funds in which Subaccounts currently invest Net Premiums, to include newly designated Funds;
11.	Funding additional classes of variable life insurance contracts through the Separate Account; and
12.	Restricting or eliminating any voting privileges of owners or other persons who have voting privileges in connection with the operation of the Separate Account.
Market Timing/ Frequent Trading
In the event of a material change in the investment  policy of the Separate Account, upon  notice   to  us  that  you  object  to  the  change,  you  may  transfer,  without restrictions,  all  separate  account  funds  to the  Basic Interest  Account   within 60 days after the effective date of such change.

Large  and/or  frequent  transfers  may  increase  transaction   costs  and  negatively affect performance of Subaccounts that invest in Funds that are not designed to accommodate  these  types  of transfers.  We may reject  any premium  payment  or transfer request if,  in our judgment  or in the judgment of any underlying  Fund, the payment or transfer or series of transfers would have a negative impact on the Subaccount’s or Fund’s  operations,  or if  a Fund would  reject  our order.  We may impose other restrictions on transfers, levy a transfer fee or even prohibit transfers if, in our view, you have abused, or appear likely to abuse, the transfer privilege. We may, at the direction of any underlying Fund, provide transaction data to the underlying Fund and/or block transactions involving certain Subaccounts.

We may restrict transfer requests or require that any transfer request be made in writing via United States Postal Service First Class mail upon 30 days advanced written notice to you, or any other reasonable remedial measures.

We  may  implement,  administer  and  assess  a  charge  for  any  fee  or  restriction imposed  by a Fund, including  redemption  fees  imposed  by a Fund on Subaccount assets that are redeemed out of the  Fund in connection with a transfer. The Fund would determine the amount of any redemption fee, and the fee would be retained by or  paid  to the  Fund.  Any redemption fees imposed by a Fund would not be retained by or paid to us.   Certain designated Subaccounts may allow for larger or impose transfer restrictions and/or redemption fees.

CHARGES

Monthly Deduction
As of the Policy Date and each Monthly Policy Date thereafter,  a Monthly Deduction will   be  deducted  from  the  Policy  Value.     If  the  Monthly   Policy  Date  is  not  a Valuation Date, the Monthly  Deduction will be deducted on the next Valuation Date.

Each Monthly Deduction consists of:
1.   The Monthly Cost of Insurance; plus
2.   The Monthly Policy Fee; plus
3.   The Monthly Expense Charge; plus
4.   Any charge for additional benefits provided by any Riders.

Monthly   Deductions  will  be taken  on  a pro-rata  basis from  each Account  Option unless  you  elect  self-directed  Monthly Deductions.     You may elect self-directed Monthly Deductions by sending us a request in a form satisfactory to us.   If self- directed  Monthly Deductions  are elected,  the  portion  of each Monthly Deduction taken  from   each  Account   Option  will   equal  the  Monthly   Deduction  times  the selected  percentage  for  that  Account   Option.    If any  of  the  selected  Account Options  would   be  reduced  to zero  by  the  current   Monthly   Deduction,  Monthly Deductions  will  be taken  on a pro-rata  basis from  each Account  Option, according to the portion  of the Policy Value in each.

You may change the election of self-directed Monthly Deductions by sending us a request in a form satisfactory to us.   The change to or from self-directed Monthly Deductions will be effective on the date we record the change.

There will be no Monthly Deductions beginning at the Insured’s Age 121.

Monthly Cost of Insurance
The Monthly Cost of Insurance as of each Monthly Policy Date is determined as follows:

1.   Determine  the  amount   at  risk  by  subtracting  the  Policy  Value  (prior  to subtraction  of  the  Monthly  Deduction),  if  positive  from the  amount  of  the death  benefit.  The  amount  at  risk  will  never  be  greater  than  the  death benefit.
2.   Divide the amount at risk by 1,000.
3.   Allocate the result as set forth below  and multiply  each resulting element by the  appropriate  Monthly   Cost  of  Insurance  Rate  to arrive  at the  Monthly Cost of Insurance.

Allocating the Amount at Risk
In determining the amount at risk and the appropriate Monthly Cost of Insurance Rates, we first apply the Policy Value to the initial Face Amount.   If the Policy Value exceeds the  initial  Face Amount,  we  will  then  apply the  remaining  Policy Value to any increases in the Face Amount  in the  order of their occurrence.   Any remaining Policy  Value  will  then  be  applied  to any  additional  death  benefit  caused  by  the application of the Death Benefit Factor.

Monthly Cost of Insurance Rates
To  determine  the  appropriate  Monthly   Cost  of  Insurance  Rates,  we  will  use our current  Monthly   Cost  of  Insurance  Rate  tables  in  effect for this policy  using  the Face Amount  and the Insured’s Age, sex, Class of Risk, and any substandard rating (as shown  in the  Policy Data)  and the  length  of  time  since the  Policy Date  or the date of any increase in Face Amount.    Different Monthly  Cost  of  Insurance  Rates may  apply  to  increases  in  the  Face Amount   following the  Policy  Date  and  any additional  death  benefit  caused  by  the  application  of  the  Death  Benefit  Factor. Monthly   Cost of Insurance Rates may be changed by us from time to time.   A change in the Monthly Cost of Insurance Rates will apply to all persons of the same Face Amount, Age, sex, Class of Risk and any substandard rating whose policies or increases in the Face Amount have been in effect for the same length of time.  The

current   cost  of  insurance  may  be  changed  based  upon  future  expectations  of mortality experience  and expenses.  The rates will not exceed those shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates using the Insured’s Age, sex and Class of Risk, adjusted for any rating.

A portion of the cost of insurance is used to cover acquisition expenses arising from issuance of the policy.  Such expenses are generally higher in the early Policy Years.

Juvenile Class of Risk
If the Insured’s  Age is 0-17  on the Policy Date, the Class of Risk will  be “Juvenile” and the  Guaranteed Maximum  Cost of Insurance Rates will  be the  composite  rates in the  2001  Commissioners  Standard Ordinary Mortality Table.   We will notify you
60 days prior to the Insured’s Age 18 that the Insured is eligible for reclassification to an adult Non-Tobacco Class of Risk upon proper evidence of insurability.  If you do   not   respond   to our   notification, or   if   the   Insured   does not   qualify   for reclassification as a Non-Tobacco user, the Guaranteed Maximum Cost of Insurance Rates will continue to be the composite rates in the 2001 Commissioners Standard Ordinary Mortality Table.

Monthly Policy Fee
The Monthly Policy Fee is determined by us.    We  may  increase  or decrease the Monthly  Policy Fee from time  to time, but  we  will  never charge  in excess of  the Guaranteed Maximum  Monthly Policy Fee shown  in the Policy Data.   Any change in the Monthly Policy Fee will be applied uniformly to all policies with the same Face Amount,  Age, sex and Class of Risk that have been in effect for the same length of time.

Monthly Expense Charge
The Monthly Expense Charge is equal to the Face Amount divided by 1,000, then multiplied by the applicable Monthly Expense Charge Per Thousand.

We  determine  the  rate  of  the  Monthly   Expense Charge  Per Thousand  and  may change it  from time  to time, but  we  will  never charge in excess of  the  applicable Guaranteed   Maximum   Monthly   Expense  Charge  Per  Thousand.      The  Monthly Expense Charge Per Thousand applicable to an increase in the Face Amount  may be different  from  the   Monthly   Expense  Charge  Per  Thousand  on  the   initial   Face Amount.     The  Guaranteed  Maximum   Monthly   Expense  Charge  Per Thousand  in effect on the  Policy Date  is shown  in the  Policy Data.   Any change in the  Monthly Expense  Charge  Per  Thousand  will  be  applied  uniformly   to all  policies  or  Face Amount  increases with the  same Face Amount,  Age,  sex and Class of  Risk that have been in effect  for the same length of time.

Changes in Rates or Charges
Any changes to the rates or charges will be based on our expectations as to future cost factors.     Such cost factors   may include, but are not limited to:  mortality, expenses, interest, persistency, reinsurance costs, and any applicable federal, state and local taxes.    We will not change these rates or charges to recoup any prior losses.

POLICY LOANS

Policy Loans
At any time  after  the  period stated  on the  front page of  this policy  during which you  may  cancel  this policy,  you  may  request  a policy  loan.   We will process the loan request when we receive it in Good Order.   The loan will be secured by that portion of the Policy Value equal to the amount of the loan.  Any Loan Balance will be deducted from any amounts payable by us under this policy.
When a loan is made, an amount equal to the loan will be transferred from the Account   Options to the Loan Reserve.   We will credit the amount in the Loan Reserve with interest at an effective annual interest rate equal to the rate shown in the Policy Data.  You may specify the Account Option(s) from which the amount of the loan will be transferred.   If the  values of  the  specified  Account  Option(s)  are insufficient  or  no  Account   Option  is  specified,  the  amount  of  the  loan  will  be transferred  on  a pro-rata  basis  according  to  the  Policy  Value  in  each  remaining Account  Option.

Minimum Policy Loan	The minimum requested policy loan amount is $500.
Maximum Policy Loan	The maximum you may borrow is the Cash Surrender Value
Repayment of Loans
You  may  repay  any  part  of any  Loan Balance at  any time  while  this  policy  is In
Force.

If you wish to make a loan repayment, you must tell us that the payment you send us is for that purpose.  Unless your payment is clearly marked as a loan repayment, we will assume it is a premium payment unless it is received after the Insured’s Age 121.  Loan repayments are permitted after the Insured’s Age 121.

Loan repayments will reduce the Loan Balance and the Loan Reserve. You may specify the Account Option(s) to which the loan repayment will be applied.   If no Account Option is specified, the loan repayment will be applied in accordance with your most recent premium allocation instructions.   We reserve the  right to  apply the  repayment  to the  Basic Interest  Account  if  the  loan was  originally  transferred from the  Basic  Interest  Account.   We will apply the loan repayment when we receive it in Good Order.

Interest on Loans
We will charge you interest on each loan, in arrears, at a rate declared by us from time to time.   This  rate  may  vary,  but  it  will  never  be more  than  the  Standard Guaranteed  Maximum  Loan Interest  Rate shown  in the  Policy  Data.  The interest rate  we  charge  is  determined   at  least  once  every  12  months,   but  not  more frequently than once in any three month  period. This policy cannot Lapse solely as a result of a change in the interest rate we charge during the Policy Year in which the change occurred.   We may apply different loan interest rates to different parts of the loan.  In no event will the interest rate we charge on a loan be more than
1.00% greater than the Loan Reserve Interest Rate Credited shown in the Policy Data.

Interest is due on each loan each year on the Policy Anniversary.   If you do not pay the interest when it is due, the interest on the Loan Balance will be treated as an additional loan at the applicable interest rate.

Preferred Loans
After the tenth Policy Year, certain loans will be classified as preferred loans.  The interest  rate  that  we  charge,  in  arrears,  on  preferred  loans  will  not  exceed  the Preferred Guaranteed Maximum Loan Interest Rate shown in the Policy Data. The interest rate we charge is determined at least once every 12 months, but not more frequently than once in any three month period. This policy cannot Lapse solely as a result of a change in the interest rate we charge during the Policy Year in which the change occurred.  We may also apply different loan interest rates to different parts of the loan. In no event will the interest rate we charge on preferred loans be more than 0.25% greater than the Loan Reserve Interest Rate Credited shown in the Policy Data.

We  determine  the  amount  eligible  for a  preferred  loan  by  subtracting  the  total premiums paid, withdrawals and the Loan Balance from the Policy Value.  After the Policy Anniversary at the Insured’s Age 121, all loans will be considered preferred loans.

WITHDRAWALS

Withdrawals
You may withdraw a portion of the Policy Value during the lifetime of the Insured, including after the Insured’s Age 121,   by making a Written Request.    We will process the withdrawal request when we receive it in Good Order.    The  Policy Value  will   be  reduced  by  the  withdrawal  amount   and  we  will   also  deduct  a Withdrawal Processing Fee as shown  in the  Policy  Data.   No surrender charge is taken when a withdrawal occurs, and the full surrender charge will remain in effect until surrender of this policy.

Minimum Withdrawal	The minimum withdrawal amount is $500.
Maximum Withdrawal	The maximum withdrawal amount is the Cash Surrender Value minus $500.
Allocation
You  may  specify  in your  Written Request the  Account  Option(s)  from which  the withdrawal should  be  made.    If no  Account   Option  is specified,  the  withdrawal amount  and the  fee  will  be withdrawn on a pro-rata basis according  to the portion of the Policy Value in each Account  Option.

Face Amount Reduction
If the Death Benefit Option is Level or if the Death Benefit Option is Graded and the Insured’s  Age  is  71  or  greater,  then  the  Face Amount   will  be  reduced  by  the amount  of  the  withdrawal requested.   However, no withdrawal will be allowed if the resulting Face Amount would be less than the Minimum Face Amount shown in the Policy Data. In no event will a withdrawal increase the amount at risk used to determine the Monthly Cost of Insurance.

Reductions  in  the  Face Amount   due  to any  withdrawals  will  be  applied  in  the following order:
1.    To the most recent increase in the Face Amount.
2.    To the next most recent increase and then to each preceding increase in the Face Amount.
 3.    To the initial Face Amount or the current Face Amount, if less.

NONFORFEITURE OPTIONS

Cash Surrender
You  may  surrender  this  policy  for  its  Cash  Surrender  Value  at  any  time  upon Written Request.   If you exercise this option, this policy and all attached Riders will terminate.    The  surrender  will  take  effect   on  the  date  we  receive  the  Written Request.    If  that day  is  not  a  Valuation  Date,  we  will  process  it  on  the  next Valuation  Date.    We will charge a surrender charge if the policy is surrendered during the Surrender Charge Period shown in the Policy Data.
The surrender charge will be equal to A times B, divided by C, where:

A is the Surrender Charge per $1,000 as shown in the Policy Data for the
Policy Year in which the surrender occurs;

B is the initial Face Amount; and

C is 1,000.

If an increase in the Face Amount is requested and approved, additional surrender charges will apply to this policy.    We will notify   you of the additional surrender charges at the time of the increase in the Face Amount.

Reduced Paid-Up Insurance
If the Cash Surrender Value is at least $500, you may purchase reduced paid-up insurance instead of surrendering the policy.  Under  this option,  we  will  use  the Cash Surrender  Value  to provide  nonparticipating  paid-up  endowment at age 120 insurance,  payable under the  same conditions  as this policy.  We will determine the amount of the reduced paid-up insurance using the net single premium rate for the Insured’s Age for an amount equal to or less than the current Face Amount of this Policy. If there is any Cash Surrender Value remaining after the paid-up endowment insurance becomes effective, the excess will be returned to you.

In order to exercise this option, you must send us a Written Request.  We must receive the request within 60 days of the date you signed it and while this option is in effect.

If the  paid-up  endowment  insurance  is  surrendered  for its  cash  surrender  value within 30 days after the  anniversary  of the paid-up endowment insurance, its cash surrender  value  will  be equal to the  cash surrender  value  on that anniversary.  Its cash surrender value will be determined by multiplying the endowment at age 120 net   single premium   at the   Insured’s   Age by the   amount   of   reduced paid-up insurance.

Basis of Computations
Policy values and paid up nonforfeiture benefits are at least equal to those required by the State of New York

Calculation of minimum policy values and nonforfeiture benefits are based on the minimum  nonforfeiture  method  using an interest  rate  of  4%  compounded  annually as  well   as  the   2001   CSO  Ultimate   Mortality  Table,  sex-distinct,  age  nearest birthday,  composite  at all durations  for Issue Ages  0-17  and smoker/non-smoker distinct for  Issue Ages 18-85.  Deaths are assumed to occur on a curtate  basis at the end of the Policy Year.

As  required,  we  have  filed  a  statement  of  the  method  we  used  to  compute minimum  cash values and nonforfeiture benefits with the supervisory  official of the State of New York.

GENERAL PROVISIONS
This Policy is Our Contract with You

This policy is issued in consideration of the application and the payment   of premiums as provided in this policy.

This policy, any attached riders, endorsements or signed amendment(s), and a copy of the application(s) and any attached signed questionnaires for issuance or Reinstatement of the policy attached to it contain the entire contract between you and us.   Any statements made by, or with the authority of, you or the Insured in such attached signed application(s), questionnaires or any amendments will be considered representations and not warranties.    Also, any written statement made either by you, or by your authority or the Insured will not be used to void this policy nor defend against a claim under this policy unless the statement is contained in the application(s), questionnaires or any amendments thereto.

Upon notice to you, we may amend this policy to assure qualification of the policy under the Internal Revenue Code or other federal or state laws relating to variable life insurance policies.

If we so amend this policy, we will send you a copy of the amendment.   You may refuse such amendment by giving us notice in writing.  Any refusal, however, may have adverse tax or other consequences.

We reserve the right to add future Riders or endorsements to this policy, except where prohibited by law.

Incontestability
We  cannot  contest  this policy,  except  for non-payment  of  premium,  after it  has been In Force during the lifetime of the Insured for two  years after the later of:
1.   The Date of Issue; and
2.   The effective date of Reinstatement of this policy.

If this policy is Reinstated, the original contestability period will continue to apply. In addition,  a new two year contestability period will apply from the date of Reinstatement  with   respect  to  statements  made  in  the  application  for Reinstatement.

If you apply for an increase in the Face Amount of this policy that requires evidence of insurability, a new two year contestability period will apply from the date of each increase with respect to statements made in the application for that increase, but only for the amount of the increase.

We  can  contest  this  policy  based  on  a  misrepresentation  only  if  the misrepresentation is material.

The  Insured  and  the   owner   are  obligated   to  cooperate   in  any  contestability investigation that we  may conduct, including  supplying  us with necessary authorizations for medical and other information.

If this policy was issued to you as a result of a contractual conversion from another policy we issued, the period that  the converted  policy was in force prior to the date of  the  conversion  will  be used to offset the  time  period for contesting  this policy, up to the insured amount  of the converted policy.  If the Initial Face Amount  of this policy  exceeds  the  insured  amount  of  the  converted  policy,   this  policy  will  be contestable for the excess amount for two years after its Date of Issue.

Riders
Riders, if any, are listed in the Policy Data.   Any Rider will become a part of this policy and will be subject to all of the terms and conditions of this policy, unless we state otherwise in the Rider.

Amount Payable Is Limited in the Event of Suicide
If the  Insured dies by suicide within two years from the  Date  of Issue, our liability will  be limited  to an amount  equal to the  premiums  paid for this policy,  less any Loan Balance and any withdrawals during such period.

If this policy was issued to you as a result of a contractual conversion from another policy we issued, the time period that the converted  policy was In Force prior to the date  of  conversion  will  be used to offset the  time  period for the  suicide exclusion under  this policy,  up to the  insured  amount  of  the  converted  policy.  If the  Initial Face Amount  of this policy exceeds the insured amount of the converted policy,  the excess amount  will  be subject  to the  suicide exclusion  of this policy  for two years after its Date of Issue.

If  the  Insured  dies  by  suicide  within   two   years  from  the  effective  date  of any applied for increase in the Face Amount,  our liability  for the amount of increase will be limited to the Monthly  Deductions for the increase.

If the policy is Reinstated, the suicide period will not start anew. The suicide period will be measured from the Date of Issue of this policy.

Misstatement of Age or Sex
If the  date  of birth and/or sex of the  Insured has been misstated, and we discover this while  the  Insured is still  living,  we may recalculate  and revise the Policy Value upon  discovery  to the  amount  it  would  have  been at the  Insured’s  correct  Age and/or sex. If we discover a misstatement of the Insured’s  date of birth and/or sex after  the   Insured’s   death   or  if   the   revised  Policy  Value  would   result   in  the termination  of  this policy,  we  will  adjust  the  death  benefit  instead.  The adjusted death benefit will  be the amount which  would  have been purchased at the insured’s correct  Age  and/or  sex  by  the  most  recent  Monthly Deduction  using  the  correct Monthly  Cost of Insurance Rates and Monthly  Expense Charge. If the misstatement is  discovered   while   the   Insured  is  still   living,   future  Monthly   Deductions  and Minimum  Monthly  No Lapse Premiums will be adjusted for the Insured’s correct Age and/or sex.

Payment of Cash Values and Loans
We may delay paying you the Cash Surrender Value of this policy or any requested withdrawal for up to six months after we receive your request in Good Order.   We may delay making a loan to you for up to six months after we receive your request. If we delay payment for more than ten business days, we will pay you interest on the amount delayed at the rate paid on proceeds left on deposit with us.

Payments   of   variable   death   benefits,   cash   surrender   values,   policy   loans or withdrawals and transfers from the Subaccounts will be processed as provided in the policy, unless one of the following situations exists:
1.   The New York Stock Exchange is closed;
2.   The SEC requires that trading be restricted or declares an emergency; or
3.   The SEC allows us to defer payments to protect our policy owners.

We will not delay any loan made to pay premiums due us on any policy.

Who Can Make Changes in the Policy
No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by an officer of the Company.   Any change or waiver must be signed by our President or a Vice President together with our Secretary. No agent or other person has the authority to change or waive any provision of this policy.

Termination of Insurance
This policy will terminate and all benefits under it will cease on the earliest of the following:

1.   The date this policy Lapses;
2.   The date we receive your Written Request to surrender or terminate; or
3.   The date of the Insured’s death.

Our acceptance of a premium for any period after the date of termination of this policy will create no liability by us with respect to this policy, nor will it constitute a waiver   of   the   termination.      Any   premium   paid for this policy   following its termination will be refunded.

No Dividends are Payable	This is nonparticipating insurance. It does not participate in our profits or surplus. We do not distribute past surplus or recover past losses by changing the rates or charges.
Your Rights

During the  Insured’s  lifetime  and unless otherwise  provided in this policy,  you have the  exclusive  right to  assign this  policy  and to  exercise  every  right, privilege  and option this policy grants or that we allow.

To exercise any of these rights, or to apply for the death benefits or any benefits under this policy, communicate with our nearest representative or directly with our Administrative Office.   Contact your agent if you desire additional services or information.  Please notify us promptly of any change of address.

SETTLEMENT PROVISIONS

Lump Sum Payment	When the death benefit is payable, we will pay it in a lump sum, unless another method of payment is requested and agreed upon by us.
Payment Exempt from the Claims of Creditors	To the extent permitted by law no: payment of the death benefit or interest we make will be subject to the claims of any creditor.